EXHIBIT 99.2


TranscriptDraft No. 1

Fiscal 2001 Year-end release


1) The operator from ACT Teleconferencing will welcome callers to the call, provide verbal instructions and a format for the call, and introduce Chuck and Rick.

2) Rick reads forward looking statements disclaimer.

CHUCK BLAND

     Good afternoon and welcome to our conference call to discuss results for our fiscal year ended June 30, 2001.
I'm Chuck Bland, CEO of Vari-L. I want to apologize in advance for the length of time between the end of our fiscal year and this conference call. In late August, we learned of the potential of reaching a settlement with the Securities and Exchange Commission. On September 17, 2001, we announced our settlement with the SEC, which is subject to final court approval. We recognized that the shelf-life of Form 10-K is one year. In light of that, we made the conscious decision to delay filing the 10-K until we could include this critical event in the filing.. I'll be going into some of the important changes that are taking place at Vari-L in a few minutes, but first I'll turn it over to Rick Dutkiewicz, who will address financial results for the fourth quarter and year-end. Rick.

RICK DUTKIEWICZ

     Thank you, Chuck.

     o As you are by now aware, Vari-L achieved strong sales growth in fiscal 2001 despite a downturn in the wireless industry that began in the first calendar quarter of 2001. Our 35% growth rate pushed net sales to $41 million versus about $31 million in the prior year. As expected, commercial signal source products for wireless infrastructure dominated our sales mix.

     o Our gross margins increased more than 2 points to
       49.6 percent, due primarily to improved production yields, increased capacity utilization and benefits from an end-of-life production run.

     o For the year, we reported a net loss of $1.4 million dollars, or 20 cents per share, which was actually a small improvement over the prior year's unaudited results. It's important to note, however, that without a couple of non-cash and/or nonrecurring charges associated with stock compensation and the accounting restatements and associated legal actions, we would have been profitable to the tune of $1.5 million dollars, or 21 cents per share. The message here is that once we are able to put all these distracting issues behind us, we have demonstrated an ability to grow this company on a profitable basis.

     o Back in April we provided guidance regarding a softening in demand for our products due to a slow-down in the wireless industry across the board. We began an immediate program to bring our spending more in line with demand, including a headcount reduction of approximately 30 employees between April and the end of our fiscal year. What followed was roughly a 10% decline in net sales in the fourth quarter as compared with the third quarter. This reduced demand negatively impacted gross margins in the period since our manufacturing overhead is pretty much fixed. In addition, the broad availability in the market of excess components resulted in our having to charge approximately
       $700,000 for excess and obsolete inventory. As a result of these factors, our net loss in Q4 jumped to about $1.2 million dollars as compared with a loss of less than $200 thousand dollars for the preceding nine-month period.

     o For the record, we expect revenue in the current quarter, which is Q1 of fiscal 2002, to decline as much as 40 percent from the fourth quarter as the wireless industry continues to look for its legs.
       Right now our large strategic customers are playing it pretty close to the vest in terms of when they might begin to ramp up order flow. Nevertheless, we are beginning to see some positive signs that our declining revenue trend may be near a bottom and that our second fiscal quarter that gets underway next week might begin to provide the modest beginning of the inevitable turnaround we're all waiting for.

     o Switching gears to our balance sheet, just prior to fiscal year end we replaced our old credit arrangement with Bank One with a new, more attractive facility with Wells Fargo. The new $10 million dollar facility includes a $6 million dollar revolver, a $2.5 million dollar term loan and a $1.5 million dollar capX loan. We are pleased to say that Wells Fargo took the unusual step of publicly expressing confidence in our prospects and we are delighted to be working with them. At June 30 we had drawn down $1.5 million dollars each on our revolver and term loans, and we had working capital of $7.1 million and cash and equivalents of $2 million.

     o Before I turn the call back over the Chuck, I'd like to highlight a few important changes that we have made or are planning in the finance and accounting department since I joined the Company in January.

     o First and foremost, we have rebuilt our staff from the ground up. That includes the addition of three new finance professionals, who have proven track records in either industry or public accounting.
       These professionals are dedicated to one overriding objective - to provide timely, accurate and reliable financial information.

     o Over the past nine months we revamped and enhanced many of our internal systems and procedures to ensure quick and accurate period closings. We are developing new cost accounting reporting and measurement tools to provide all of our operating divisions with better information on utilization, yields, material flow and the status of their own process improvement initiatives. And we are focusing carefully on improving our cost structure on a company-wide basis.

     o With that I'll turn the call back over to Chuck. As always, I'll be here to answer questions during the Q&A period following Chuck's remarks.

CHUCK BLAND

     Thanks, Rick.

     o Over the past several months I've had an opportunity to speak in person and on the phone with many investors, brokers and analysts. Those conversations have given me a pretty good insight into what is important to people with respect to Vari-L's present and future plans, so today I'm going to try to address those issues by focusing on three particular themes.

     o First, Vari-L has assembled a management team that is very experienced and is intensely focused on building value for all of our stakeholders. In addition to Rick, his new staff and myself, we have strengthened the leadership of all of our operating divisions, in some cases promoting from within and in other cases recruiting strong management from the outside. We are emphasizing accountability and performance throughout the organization. And in a related move, we have redesigned every one of our incentive programs to more closely align the interests of our employees with those of our shareholders.

     o Second, we are fostering a culture of growth in everything we do. With deep technical resources and a strong reputation as a technical solutions house, we believe we have tremendous growth opportunities in both the commercial wireless and military/aerospace industries. Already a major provider of VCO's to leading wireless operators and defense contractors, we intend to expand our product offerings to capture a bigger piece of the pie with existing and new customers. We are actively recruiting up to 15 new engineers to help drive this process - ten will be devoted to supporting our current product offerings and five will add to the staff of our newly established research and development group. This group will focus exclusively on longer-range opportunities, leaving our engineering group free to manage the day-to-day challenges presented by our customers.

     o Our third primary theme involves a commitment to maintaining high standards of integrity in everything that we do. This commitment is demanded of each and every one of Vari-l's 210 employees, and we want our shareholders, vendors, customers and other stakeholders to understand that it will be strictly enforced. Our board has provided leadership in this are by having the Audit Committee fully adopt the recommendations as put forth by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees - . Internally, my management team developed and implemented a new code of conduct program that applies to all employees throughout the organization. The code specifically states the ethical standards we expect all employees to adhere to, and we require a written confirmation that they have read and fully understand the rules. We have been aided in this effort by another recent addition to the Vari-L team, Gil Van Lunsen, who joined the board in May following a distinguished 32-year career with KPMG LLP. In addition to a strong background in SEC auditing and reporting, Gil brings a wealth of experience in corporate governance and ethics compliance.

     o Before we open the call to questions, I'd like to address a few issues that I'm certain are on your mind. About a week ago we announced a settlement with the SEC that does not require the Company to pay any civil penalties or money damages. For those of you who may not know, the settlement relates to Vari-L's prior financial reporting and accounting practices and procedures that caused the Company to restate earlier financial statements. Obviously, we believe the terms of the settlement were fair and are pleased to have this issue behind us once and for all.

     o That brings me to the second and final non-operating hurdle facing us - the pending shareholder litigation. Unfortunately, I am not at liberty to provide any substantive update on this process other than say we continue to be in contact with plaintiff's counsel, and we stand ready to settle this litigation on terms that are fair to both our former and current shareholders. At this time, no timetable has been set for a potential settlement.

     o Regarding the relisting of our stock on NASDAQ, we do not believe that this will be possible until we are in compliance with SEC regulations regarding audited financial results. We expect to be in compliance with the SEC, and therefore able to reapply, approximately two years from now.

Operator, you may now open the call to questions.


     [Mr. Bland and Mr. Dutkiewicz then answered several questions from participants in the call, including but not limited to the following:

     In response to a question concerning why the Company was expecting an upturn in sales in the near term, Mr. Bland stated that, based on the shorter lead times being given by customers on recent orders, and the Company's belief that the recent downturn was the result of customers' need to use up excess inventory, the Company believes that much of this excess inventory has now been burned off.

     In response to a question concerning the Company's military and aerospace business, Mr. Bland confirmed that the Company had not abandoned this line of business, did not intend to do so in the future, and that it continued to represent a significant amount of the Company's business. With respect to any new orders arising out of the September 11, 2001 tragedies in New York and Washington, D.C., Mr. Bland stated that no new orders had yet been received but acknowledged the receipt of a number of recent customer inquiries concerning military/aerospace products.

     Mr. Bland also responded to a question concerning the possibility of listing the Company's stock somewhere else other than Nasdaq as follows:

          THE DELISTING OF THE COMPANY'S STOCK FROM NASDAQ WAS THE DIRECT RESULT OF THE COMPANY'S INABILITY TO OBTAIN AN AUDITOR'S OPINION ON ITS PRIOR YEARS' FINANCIAL STATEMENTS. NASDAQ RULES REQUIRE THREE YEARS AUDITED FINANCIAL STATEMENTS FOR NEW OR CONTINUED LISTING. SEC RULES ALSO REQUIRE THREE YEARS AUDITED FINANCIAL STATEMENTS AND MOST STOCK EXCHANGES REQUIRE THAT LISTED COMPANIES COMPLY WITH ALL SEC RULES. NEVERTHELESS, WITH THE FILING OF AUDITED FINANCIAL STATEMENTS FOR THE 12 MONTHS ENDED JUNE 30, 2001, AND THE RECENT SETTLEMENT AGREEMENT WITH THE SEC, THE COMPANY IS ACTIVELY PURSUING, ON A CONFIDENTIAL BASIS, A NUMBER OF OPPORTUNITIES FOR LISTING ITS STOCK FOR TRADING.

     Mr. Dutkiewicz also responded to a question concerning the Company's plans for an annual meeting of shareholders as follows:

          IN LIGHT OF THE CHANGE IN THE COMPANY'S FISCAL YEAR, THE COMPANY WOULD ORDINARILY HOLD ITS ANNUAL MEETING
IN MID-DECEMBER.   (WE USED TO HOLD OUR MEETINGS IN JUNE
WHEN WE HAD A CALENDAR YEAR END.) WHILE CHRISTMAS TIME IS NOT THE BEST TIME FOR AN ANNUAL MEETING, THE BOARD OF DIRECTORS HAS NOT RULED OUT THE POSSIBILITY OF HOLDING THE MEETING EITHER IN DECEMBER OR EARLY NEXT YEAR. THE BOARD MAY PREFER, HOWEVER, TO DELAY THE MEETING UNTIL AFTER WE HAVE IDENTIFIED AT LEAST ONE MORE QUALIFIED NEW CANDIDATE FOR THE BOARD OF DIRECTORS AND, HOPEFULLY, AFTER WE HAVE MADE SIGNIFICANT PROGRESS ON THE CLASS ACTION LITIGATION.

After there were no further questions, Mr. Bland closed the call as follows:]

    o On a final, personal note, I'm sure than many individuals on this call, particularly members of the financial community, have ties and relationships with persons who were lost or otherwise affected by the events in lower Manhattan a few weeks ago. Some of you may even be located in Manhattan. To all of you, on behalf of all of us at Vari-L, we express our sincere condolences.